Name of Purchaser:_________________

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Offering Log #:_________

BIZZINGO, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

EXHIBITS

Exhibit A   Schedule of Investors

Exhibit B    Certificate of Designation of Rights and Preferences

Exhibit C    Restrictive Legend

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PREFERRED STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made as of the 23 day of October, 2012, by and among BIZZINGO, INC., a Nevada corporation (the ‘Company’), with its principal office at 640 Mission Street, 5th Floor San Francisco CA 94103 formally of 63 Main Street, 202 Flemington NJ 08822 and the investors listed on Exhibit A hereto, each of which is herein referred to as an ‘Investor.’

1. Purchases and Sale of Stock.

1.1	Sale and Issuance of Series A Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of Nevada on or before the Closing (as defined below) the Designation of Rights and Preferences of Series A Preferred Stock in the form attached hereto as Exhibit B (the ‘Designation’).

(b) Subject to the terms and conditions of this Agreement, each Investor agrees, severally, to purchase at the Closing and the Company agrees to sell and issue to each Investor at the Closing that number of shares of the Company’s Series A Preferred Stock (the ‘Series A Preferred’) set forth opposite each Investor’s name on Exhibit A hereto for the purchase price per share of $1.00 as set forth thereon. The shares of Series A Preferred to be sold pursuant to this Agreement are collectively referred to herein as the ‘Shares.’

1.2 Closing. The purchase and sale of the Shares shall take place at the offices of Daniel Luciano, 242A West Valley Brook Rd., Califon, NJ 07830, or at such other time and place as the Company and Investors acquiring in the aggregate more than half the Shares sold pursuant hereto mutually agree upon orally or in writing (which time and place are designated as the ‘Closing’). Within ten (10) days from Closing, the Company shall deliver to each Investor a certificate or certificates representing the Series A Preferred that such Investor is purchasing against payment of the purchase price therefor by check, wire transfer or any combination thereof.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor as follows:

2.1 Organizations, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as currently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties. True and accurate copies of the Company’s Certificate of Incorporation and Bylaws, each as amended and in effect at the Closing, has been delivered to the special counsel to the Investors.

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2.2  Capitalization. The authorized capital stock of the Company consists of Five Hundred Million (500,000,000) shares of Common Stock (‘Common Stock’), of which One Hundred Eight Million Eight Hundred Thirty Four Thousand Five Hundred Twenty-Five (108,834,525) shares are issued and outstanding on the date of this Agreement and One Hundred Million (100,000,000) shares of Preferred Stock (‘Preferred Stock’), of which Two Million (2,000,000) are designated as Series A Preferred Stock, and none of which is issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company has reserved; (i) Fifty Million, (50,000,000) shares of Common Stock for issuance upon conversion of the Series A Preferred, (ii) Thirteen Million (13,000,000) shares of Common Stock for issuance under the 2011 Stock Option Plan, (iii) Nine Million (9,000,000) in stock grants under employment agreements to existing officers, (iv) Twenty Million (20,000,000) shares of Common Stock for issuance under the 2012 Stock Option Plan, and (v) a total of Thirty Three Million Two Hundred Thirteen Thousand Nine Hundred Seventy Six (33,213,976) to be issued upon exercise of various stock purchase warrants.

Other than the shares reserved for issuance described in this paragraph, there are no outstanding rights, options, warrants, preemptive rights, rights of first refusal or similar rights for the purchase or acquisition from the Company of any securities of the Company. All outstanding shares have been issued in compliance with state and federal securities laws.

2.3  Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity other than UDM LLC and Phreadz LLC.

2.4  Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Shares being sold hereunder and the Common Stock issuable upon conversion of the Shares has been taken or will be taken prior to the Closing, and this Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

2.5 Valid Issuance of Preferred and Common Stock. The shares of Series A Preferred that are being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer directly or indirectly created by the Company other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Series A Preferred purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Designation, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer directly or indirectly created by the Company other than restrictions on transfer under this Agreement, and under applicable state and federal securities laws.

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2.6  Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the offer, sale or issuance of the Shares (and the Common Stock issuable upon conversion of the Shares) or the consummation of any other transaction contemplated hereby, except for the following: (i) the filing of the Designations in the office of the Secretary of State of the State of Nevada, which shall be filed by the Company on or prior to the Closing Date; (ii) the filing of such notices as may be required under the Securities Act of 1933, as amended (the ‘Securities Act’); and (iii) the compliance with SEC and any other applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor. Based in part on the representations of the Investors set forth in Section 3 below, the offer, sale and issuance of the Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and from any similar requirement under SEC securities law.

2.7 Litigation. There is no material action, suit, proceeding or investigation pending or, to the best of the Company’s knowledge, currently threatened before any court, administrative agency or other governmental body against the Company which questions the validity of this Agreement or the right of the Company to enter into any of them, or to consummate the transactions contemplated hereby or thereby, or which would be reasonably likely to result, either individually or in the aggregate, in any material adverse change in the condition (financial or otherwise), business, property, assets or liabilities of the Company. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the best knowledge of the Company, threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would be reasonably likely to have a material adverse effect on the Company.

2.8  Employees. To the best knowledge of the Company, no officer or key employee is in violation of any employee agreement. No employees of the Company are represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to the best of the Company’s knowledge, threatened labor dispute involving the Company and any group of its employees.

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2.9  Patents and Trademarks. The Company has sufficient title to and ownership of all trade secrets, and, to its knowledge, copyrights, information, proprietary rights and processes, patents, trademarks, service marks and trade names necessary for its business as now conducted without any material conflict with or infringement of the rights of others. There are no material outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not received any written, or to its knowledge, oral communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. To the Company’s knowledge, none of the Company’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as proposed to be conducted. To the Company’s knowledge, neither the execution nor delivery of this Agreement nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company covenants that it will not, at any time, knowingly conduct its business in such a way as to conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

2.10  Compliance with Other instruments. The Company is not in violation or default of any provision of its Certificate of Incorporation or Bylaws, each as amended and in effect on and as of the Closing. The Company is not in violation or default of any material provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound which would materially adversely affect the condition (financial or otherwise), business, property, assets or liabilities of the Company or, to the best of its knowledge, of any provision of any federal, state or local statute, rule or governmental regulation which would materially adversely affect the condition (financial or otherwise), business, property, assets or liabilities of the Company.

The execution, delivery and performance of and compliance with this Agreement and the issuance and sale of the Shares, will not result in any such violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained), or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such provision.

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2.11  Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could reasonably be expected to materially and adversely affect the business, properties, prospects, or financial condition of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

2.12 Environmental and Safety Laws. To the best of its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation,

2.13 Disclosure. No representation, warranty or statement by the Company in this Agreement, or in any written statement or certificate furnished to the Investors pursuant to this Agreement, contains any untrue statement of a material fact or, when taken together, omits to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. However, as to any projections furnished to the Investors, such projections were prepared in good faith by the Company, but the Company makes no representation or warranty that it will be able to achieve such projections.

2.14 Title to Property and Assets. The Company has good and marketable title to all of its properties and assets free and clear of all mortgages, liens and encumbrances, except liens for current taxes and assessments not yet due and possible minor liens and encumbrances which do not, in any case, in the aggregate, materially detract from the value of the property subject thereto or materially impair the operations of the Company. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of all liens, claims or encumbrances. The Company’s properties and assets are in good condition and repair in all material respects.

2.15 Financial Statements. The Company has delivered to the Investors (a) a balance sheet and income statement of the Company as of and for the fiscal year ended May 31, 2012, and (b) a balance sheet and income statement of the Company as of and for the three-month period ended August 31, 2012. The foregoing financial statements, all of which are audited, are herein referred to as the ‘Financial Statements.’ The balance sheet of the Company as of August 31, 2012 is herein referred to as the ‘Company Balance Sheet. The Financial Statements fairly present, in all material respects, the financial position and results of operations of the Company as of the dates and/or the periods indicated. The Company has no material liabilities or obligations which are not reflected or reserved against in the Company Balance Sheet, except liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business.

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2.16 Agreements; Action.

(a) Except as stated in the Company’s filings with the Securities and Exchange Commission (“Company’s SEC Filings”), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(b) Except as stated in the Company’s SEC Filings, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments by the Company in excess of, $50,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, or (iii) provisions restricting or adversely affecting the development, manufacture or distribution of the Company’s products or services or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(c) Except as stated in the Company’s SEC Filings, the Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $75,000 or, in the case of indebtedness and/or liabilities individually less than $75,000, in excess of $150,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Certificate of Incorporation or its Bylaws that adversely affects its business as now conducted or as proposed to be conducted, its properties or its financial condition.

2.17 Shareholder Agreements. Except for agreements contemplated hereby of even date herewith, there are no agreements, other than agreements, true and complete copies of which the Company has provided to special counsel to the Investors, between the Company and any of the Company’s shareholders, or to the best knowledge of the Company, among any of the Company’s shareholders, which in any way affect any shareholder’s ability or right freely to alienate or vote such shares (except restrictions designed to provide compliance with securities laws).

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2.18 Brokers or Finders. The Company has not agreed to incur, directly or indirectly, any liability for brokerage or finders’ fees, agents’ commissions or other similar charges in connection with this Agreement or any of the transactions contemplated hereby.

3. Representations and Warranties of the Investors. Each Investor hereby represents and warrants that:

3.1 Experience. Such Investor is experienced in evaluating start-up companies such as the Company, is able to fend for itself in transactions such as the one contemplated by this Agreement, has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of such Investor’s prospective investment in the Company, and has the ability to bear the economic risks of the investment.

3.2 Investment. Such Investor is acquiring the Shares (and the Common Stock issuable upon conversion of the Shares) for investment for such Investor’s own account and not with the view to, or for resale in connection with, any distribution thereof. Such Investor understands that the Shares (and the Common Stock issuable upon conversion of the Shares) have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Such Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Shares (or any Common Stock acquired upon conversion thereof). Such Investor understands and acknowledges that the offering of the Shares pursuant to this Agreement will not, and any issuance of Common Stock on conversion may not, be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act.

3.3 Rule 144. Such Investor acknowledges that the Shares (and the Common Stock issuable upon conversion of the Shares) must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Investor is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Such Investor covenants that, in the absence of an effective registration statement covering the stock in question, such Investor will sell, transfer, or otherwise dispose of the Shares (and any Common Stock issued on conversion thereof) only in a manner consistent with such Investor’s representations and covenants set forth in this Section 3. In connection therewith, such Investor acknowledges that the Company will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 3 and will transfer securities on the books of the Company only to the extent not inconsistent therewith.

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3.4 No Public Market. Such Investor understands that no public market now exists for the preferred securities issued by the Company, and that it is unlikely that a public market will ever exist for the Shares.

3.5 Access to Data. Such Investor has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management and to review the Company’s facilities.

Such Investor understands that such discussions, as well as any written information issued by the Company, were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material, but were not necessarily a thorough or exhaustive description. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.

3.6 Authorization. This Agreement when executed and delivered by such Investor will constitute a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, subject to: (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, and other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

3.7 Accredited Investor. Such Investor acknowledges that it is an ‘accredited investor’ as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company. For state securities law purposes, the principal address of the Investor is that set forth on Exhibit A.

3.8 Company’s SEC Filings. Such Investor and read and reviewed the Company’s SEC Filings, and acknowledges that an investment in the Company involves certain risks.

4. Conditions of Investor’s Obligations at Closing. The obligations of each Investor under subsection 1.1(b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:

4.1  Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

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4.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this

Agreement that is required to be performed or complied with by it on or before the Closing.

4.3 Compliance Certificate. The Chief Financial Officer of the Company shall deliver to each Investor at the Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled and stating that there shall have been no adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Company since the date of this Agreement.

4.4 Board of Directors. Effective upon the Closing, the directors of the Company shall be Messrs. Douglas J. Toth, Gilbert Davila, Elliot Stein, Roger Wood, David Schamouelian, Ephraim Linderbaum, Kim Cranston, _TBD_ and _TBD .

4.5 Blue Sky. The Company shall have obtained all necessary permits and qualifications, if any, or secured an exemption therefrom, required by any state or country prior to the offer and sale of the

Shares.

5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by that Investor:

5.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2 Payment of Purchase Price. The Investor shall have delivered the purchase price specified in Section 1.2 against delivery of the

Shares set forth in the Schedule of Investors attached hereto as Exhibit A by the Company to such Investor.

5.3 Blue Sky. The Company shall have obtained all necessary permits and qualifications, if any, or secured an exemption therefrom, required by any state or country for the offer and sale of the Shares.

5.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby, and all documents and instruments incident to these transactions, shall be reasonably satisfactory in substance to the Company and its counsel.

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6. Miscellaneous.

6.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Nevada, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

6.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Investor and the closing of the transactions contemplated hereby for a period of one (1) year, whereupon they shall cease and be of no further force and effect. All statements as to factual matters contained in any certificate or exhibit delivered by or on behalf of the Company pursuant hereto shall be deemed to be the representations and warranties of the Company hereunder as of such date of such certificate or exhibit.

6.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the rights of an Investor to purchase Shares shall not be assignable without the consent of the Company.

6.4 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that holders of a majority of the outstanding Shares (whether or not converted) may waive or amend, on behalf of all Investors and other holders of Shares, any provisions hereof benefitting the Investors so long as the effect thereof will be that all such Investors and other holders of Shares will be treated equally.

6.5 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed (a) if to an Investor, at such Investor’s address set forth on Exhibit A, or at such other address as such Investor shall have furnished to the Company in writing, or (b) if to any other holder of any Shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Shares who has so furnished an address to the Company, or (c) if to the Company, at its address set forth on the first page of this Agreement addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to the Investors. If notice is provided by mail, notice shall be deemed to be given three (3) business days after proper deposit in the U. S. Mail.

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6.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Shares upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

6.7 Expenses. The Company and each Investor shall bear their own expenses and legal fees incurred on its behalf with respect to this

Agreement and the transactions contemplated hereby.

6.8 Finder’s Fee. The Company and the Investors shall each indemnify and hold the other harmless from any liability for any commission or compensation in the nature of a finder’s fee (including the costs, expenses and legal fees of defending against such liability) for which the Company or the Investors, or any of their respective partners, employees, or representatives, as the case may be, is responsible.

6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of whom may be executed by less than all

Investors, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

6.10 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

* * *

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BIZZINGO, INC.

By:	/s/ Douglas Toth
Douglas Toth, Chairman and
Chief Executive Officer

INVESTOR:

Shamrock One Capital, LLC

By:	/s/ Richard A. Griffey
Managing Member by Richard Shanks with permission

_________________________

[SIGNATURE PAGE FOR SERIES A PREFERRED STOCK PURCHASE AGREEMENT]

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EXHIBIT A

SCHEDULE OF INVESTORS

	NO OF SHARES OF SERIES A	AGGREGATE PURCHASE PRICE OF
INVESTOR	PURCHASED	SERIES A PURCHASED

Shamrock One Capital, LLC	2,000,000	2,000,000
1001 South Loop West, Suite 700
Houston, TX 77027

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EXHIBIT B

CERTIFICATE OF DESIGNATIONS

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CERTIFICATE OF DESIGNATIONS
SERIES A CONVERTIBLE PREFERRED STOCK
OF
BIZZINGO, INC.
a Nevada corporation

Pursuant to Section 78.1955 of the
Nevada Revised Statutes

The undersigned, on behalf of Bizzingo, Inc., a Nevada corporation (the “Company”), hereby certifies that pursuant to the authority contained in Article Four of the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), and in accordance with the provisions of the Nevada Revised Statutes (the “NRS”), the Company’s Board of Directors (the “Board”) has adopted the following resolutions creating a series of its preferred stock designated as Series A Convertible Preferred Stock:

Whereas, the Articles of Incorporation provides for a class of shares known as preferred stock, par value $0.001 per share, and 100,000,000 of which are issuable from time to time in one or more series (the “Preferred Stock”); and

Whereas, the Board is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them.

Now, Therefore, Be It Resolved, that the Board hereby fixes and determines the designations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

A. Designation. The series of Preferred Stock is hereby designated Series A Convertible Preferred Stock with a par value of $0.001 per share (the “Series A Preferred”).

B. Authorized Shares. The number of authorized shares constituting the Series A Preferred shall be 2,000,000 shares of such series.

C. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

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1. Dividend Rights.

(a) Series A Preferred Dividend. Subject to the rights of any series of Preferred Stock of the Company that may come into existence from time to time, the holders of shares of Series A Preferred, in preference to the holders of any other capital stock of the Company, will be entitled to receive an annual dividend equal to five cents ($0.05) per share, payable in Common Stock of the Company as determined in the following sentence. For each share of Series A Preferred Stock, the holder shall receive as a dividend, the number of shares of Common Stock of the Company resulting from the following formula (expressed a whole number):

Y divided by (0.8 times Z)

Where;

Y equals 0.05, and
Z equals the average closing price of the Company’s Common Stock as traded on any Regulated Securities Market (as defined below) for the 20 trading day period ending (and including) December 31 of each year.

“Regulated Securities Market” shall mean any securities market, electronic bulletin board (including the OTCBB, OTCQB or OTCQX market), “pink sheet” market, or other third party market, if any, on which Shares are primarily traded, but if no shares of Company Common Stock were traded on such date, then on the last previous date on which any Share was so traded, or (B) if shares of Company Common Stock are not listed on any stock exchange or market, than the value as established by the Board of Directors for such date using any reasonable method of valuation.

Except as stated in Section 4(c), the Dividend will be payable on or before February 15 of the subsequent year. The foregoing calculation shall be adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like.

(b) The “Original Issue Price” of the Series A Preferred shall be $1.00 per share.

(c) Except as stated in 1(d) and 1(e) below, so long as any shares of Series A Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Company’s common stock, par value $0.001 (the “Common Stock”), or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends set forth in Section 1(a) above shall have been paid and set apart, except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost upon termination of services to the Company or in exercise of the Company’s right of first refusal upon a proposed transfer.

(d) The Company is authorized to pay dividends on its Common Stock, provided that, it pays an additional dividend on all outstanding shares of Series A Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside, and in the same form of consideration, for each share of Common Stock.

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(e) The provisions of Sections 1(c) and 1(d) shall not apply to:

(i) a dividend payable in Common Stock to which the provisions Section 4 apply; or

(ii) any repurchase of any outstanding securities of the Company that is approved by the Board, including the affirmative vote of the representatives of the Series A Director (defined below).

(f) The right of the holders of Series A Preferred to receive payments of dividends under Section 1(a) may be waived by the holders of a majority of the outstanding Series A Preferred voting together as a single class.

2. Voting Rights.

(a) General Rights. Each holder of shares of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, the Series A Preferred shall vote together with the Common Stock as a single class on an as-if-converted to Common Stock basis at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock with respect to any question upon which holders of Common Stock have the right to vote.

(b) Separate Vote of Series A Preferred. For so long holders of the Series A Preferred hold twenty-five percent (25%) of the Company’s outstanding capital stock on an as-converted-to Common Stock basis (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred voting as a single class shall be necessary for effecting or validating the following actions (including by way of merger or consolidation or otherwise):

(i) any amendment, alteration, repeal or waiver of any provision of the Articles of Incorporation or the Company’s Bylaws (including any filing of a Certificate of Designation);

(ii) any increase or decrease in the authorized number of shares of Preferred Stock, including the Series A Preferred;

(iii) any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into or exercisable for equity securities of the Company ranking on a parity with or senior to the Series A Preferred in right of redemption, conversion, liquidation preference, registration rights, voting or dividends or any increase in the authorized or designated number of any such new class or series; or

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(iv) the entry into any agreement to which the Company is a party regarding an Asset Transfer or Acquisition (each as defined in Section 3) or any other merger (whether or not the Company is the surviving corporation), consolidation, corporate reorganization, reclassification or recapitalization of the Company.

(c) Election of Board of Directors.

(i) For so long holders of the Series A Preferred hold twenty-five percent (25%) of the Company’s outstanding capital stock on an as-converted-to Common Stock basis (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like after the filing date hereof), the holders of Series A Preferred, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect two (2) members of the Board (the “Series A Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. Each Series A Director shall be elected by the affirmative vote or consent of the holders of at least a majority of the then-outstanding Series A Preferred outstanding capital stock, voting together as a single class on an as-converted-to Common Stock basis.

(ii) The holders of Common Stock and the then-outstanding Preferred Stock (including the Series A Preferred), voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii) Notwithstanding the provisions of Section 78.335 of the NRS, any Series A Director may be removed at any time (with or without cause) by the vote of the holders of at least a majority of all of the then-outstanding shares of Series A Preferred, voting as a separate class by (y) written consent, if the consenting holders of Series A Preferred hold a sufficient number of shares to remove such director at a meeting of stockholders or (z) in person or by proxy at a special meeting of holders of shares of Series A Preferred called for such purpose. A Series A Director may not be removed by the vote or consent of the holders of Common Stock. Any vacancy created by the removal, death or resignation of a Series A Director may be filled by the vote of holders of at least a majority of all of the then-outstanding shares of Series A Preferred by (y) written consent, if the consenting holders of Series A Preferred hold a sufficient number of shares to elect their designee at a meeting of stockholders or (z) in person or by proxy at a special meeting of holders of shares of Series A Preferred called for such purpose.

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3. Liquidation, Asset Transfer or Acquisition Rights.

(a) Liquidation Preference of the Series A Preferred. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, or any Acquisition or Asset Transfer (each, a “Liquidation Event”), and before any distribution or payment shall be made to the holders of any Common Stock, subject to the right of any other series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such Liquidation Event, for each share of Series A Preferred held by them, an amount per share of Series A Preferred equal to the greater of: (i) the Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) plus any accrued but unpaid cumulative dividends (the “Series A Liquidation Amount”) or (ii) the amount a share of Series A Preferred would be entitled to receive in such Liquidation Event if such share of Series A Preferred were to be converted to Common Stock immediately prior to such Liquidation Event. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series A Preferred of the Series A Liquidation Amount, then such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

(b) Deemed Conversion. Notwithstanding Section 3(a) above, solely for purposes of determining the amount each holder of shares of Series A Preferred is entitled to receive with respect to a Liquidation Event, the Series A Preferred shall be treated as if all holders of such series had converted such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion of the Series A Preferred (including taking into account the operation of this paragraph (b) with respect to all Series A Preferred), holders of such series would receive (with respect to such series), in the aggregate, an amount greater than the amount that would be distributed to holders of Series A Preferred which had not converted such Series A Preferred into shares of Common Stock. If holders of Series A Preferred are treated as if they had converted shares of Series A Preferred into Common Stock pursuant to this paragraph, then such holders shall not be entitled to receive any distribution pursuant to Section 3(a) that would otherwise be made to holders of such series of Series A Preferred.

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(c) Remaining Assets. After the payment of the full liquidation preferences of the Series A Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received in such transaction), if any, shall be distributed to the holders of the Common Stock, pro rata based on the number of shares of Common Stock held by each holder.

(d) Acquisition and Asset Transfer. For the purposes of this Certificate of Designations: (i) “Acquisition” shall mean (A) any consolidation, share exchange or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, share exchange, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving or successor entity (or in the event stock or ownership interests of an affiliated entity are issued in such transaction, less than fifty percent (50%) of the voting power of such affiliated entity) immediately after such consolidation, share exchange, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) ”Asset Transfer” shall mean a sale, lease, conveyance, exclusive license or other disposition of all or substantially all of the assets of the Company. At the election of the holders of at least a majority of the outstanding Series A Preferred voting together as a single class on an as-if-converted to Common Stock basis, an Acquisition or Asset Transfer may be determined not to be considered a Liquidation Event under this Section 3.

(e) Determination of Value if Proceeds Other than Cash. In any Acquisition or Asset Transfer, if the consideration to be received by the Company is other than cash, the Board in accordance with this Section 3(e) will deem its value its fair market value as determined in good faith.

4. Conversion Rights.

The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. Each share of Series A Preferred shall be convertible into the number of shares of Common Stock which results from dividing (x) the Original Issue Price by (y) the conversion price in effect on the date of conversion (the “Series A Preferred Conversion Price”). The initial Series A Preferred Conversion Price shall be four cents ($0.04).

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(b) Mechanics of Conversion. Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, or an affidavit of loss and a written agreement reasonably acceptable to the Company to indemnify the Company from any loss, damage, cost or expense incurred by the Company arising out of or relating to such lost certificate, at the office of the Company or any transfer agent for the Series A Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled to receive as a result of such conversion. Upon such conversion, payment of a dividend calculated through the date of such conversion also shall be made by the Company. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(c) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the date that the first share of Series A Preferred is issued (the “Series A Original Issue Date”) the Company effects a split or subdivision of the outstanding Common Stock into a larger number of shares without a corresponding split or subdivision of the Series A Preferred, the Series A Preferred Conversion Price in effect immediately before that split or subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Series A Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred, the Series A Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time after the Series A Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer (as defined in Section 3) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable. As a condition to any such recapitalization, reclassification, merger, consolidation or other transaction contemplated above, the Company shall reserve a sufficient number of the shares or securities, or a sufficient amount of the property, received or to be received to allow for the conversion of all outstanding shares of Series A Preferred in accordance with this Section 4(e).

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(e) Sale of Shares Below Series A Preferred Conversion Price.

(i) If at any time or from time to time after the Series A Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(e) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Sections 4(c) or 4(d) above, without consideration (in which case the Company shall be deemed to have received an aggregate of $0.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued) or for an Effective Price (as defined below) less than four cents ($0.04) per share (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series A Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (y) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (z) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series A Preferred Conversion Price, and

(B) the denominator of which shall be (y) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus(z) the total number of Additional Shares of Common Stock so issued.

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For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (x) the number of shares of Common Stock outstanding immediately preceding the event giving rise to the Qualifying Dilutive Issuance, (y) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred could be converted if fully converted immediately preceding the event giving rise to the Qualifying Dilutive Issuance, and (z) the number of shares of Common Stock that could be obtained through the exercise or conversion of all other vested rights, options and convertible securities outstanding immediately preceding the event giving rise to the Qualifying Dilutive Issuance.

(ii) No adjustment shall be made to the Series A Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 4(e) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series A Preferred Conversion Price.

(iii) For the purpose of making any adjustment required under this Section 4(e), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company in connection with such issue or sale, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

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(iv) For the purpose of the adjustment required under this Section 4(e), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities (including any notes) convertible into or exchangeable for, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, and if the Effective Price of such Additional Shares of Common Stock issued or deemed to be issued as provided below is less than the Series A Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options;

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. In either such case, the Series A Preferred Conversion Price shall be readjusted accordingly; and

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(D) No further adjustment of the Series A Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Preferred Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred.

(v) Notwithstanding any other provisions of this Section 4(e), except to the limited extent provided for in Section 4(e)(iv), no adjustment of the Series A Preferred Conversion Price pursuant to this Section 4(e) shall have the effect of increasing such Series A Preferred Conversion Price above the Series A Preferred Conversion Price in effect immediately prior to such adjustment.

(vi) Notwithstanding anything contained in this instrument to the contrary, for the purpose of making any adjustment to the Series A Preferred Conversion Price required under this Section 4(e), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(e) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of the Series A Preferred or as a dividend or distribution on the Series A Preferred;

(B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such stock grants, options, warrants or other rights issued or issuable to employees, officers or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to stock purchase, stock option plans (including the 2011 and the 2012 Stock Option Plans), stock warrants, stock grants, or other similar arrangements approved by the Board;

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(C) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Series A Original Issue Date;

(D) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or commercial credit or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution entered into primarily for non-equity financing approved by the Board;

(E) shares of Common Stock issued in connection with any stock split, stock dividend, reclassification or similar non-economic event by the Company;

(F) shares of Common Stock or Convertible Securities issued pursuant to a transaction or series of related transactions with respect to which the holders of at least a majority of the outstanding shares of the Series A Preferred have waived any adjustment of the Series A Preferred Conversion Price pursuant to this Section 4(h) in connection with the issuance of such securities;

(G) shares of Common Stock and/or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination by the Board;

(H) all securities issued or issuable to the purchasers of Series A Preferred pursuant to the Series A Preferred Stock Purchase Agreement dated on or about the Series A Original Issue Date (the “Series A Purchase Agreement”), including shares of Series A Preferred (whether issued initially pursuant to the Series A Purchase Agreement) and all shares of Common Stock issued or issuable upon conversion of Series A Preferred; and

(I) all securities issued or issuable to the purchasers of Series A Preferred pursuant to agreements with investors entered into subsequent to the Series A Original Issue Date but which agreements contain terms that are substantially similar to the Series A Purchase Agreement.

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(J) (i) An agreement dated May 23, 2011 by and between the Company and Professional Capital Partners, Ltd., a British Virgin Islands company

References to Common Stock in the subsections of this clause (vi) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(e). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(e), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(e), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, determinable.

(vii) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance pursuant to the same instruments as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series A Preferred Conversion Price shall be reduced to the Series A Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Other Distributions. Subject to the terms of Section 1, in the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in this Section 4, then, in each such case for the purpose of this Section 4, the holders of Series A Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

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(j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Preferred Conversion Price for the number of shares of Common Stock or other securities or property issuable upon conversion of the Series A Preferred, if such series of the Series A Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of the Series A Preferred at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Aggregate Consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, and (iv) the type and amount, if any, of other securities or property that at the time would be received upon conversion of such series of the Series A Preferred.

(k) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any Liquidation Event or other voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Preferred at least ten (10) days prior to (x) the record date, if any, specified therein, or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of at least a majority of the then outstanding Series A Preferred voting together as a single class on an as-if-converted to Common Stock basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, recapitalization, reclassification, transfer, consolidation, merger, Asset Transfer, Liquidation Event, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, recapitalization, reclassification, transfer, consolidation, merger, Asset Transfer, Liquidation Event, dissolution, liquidation or winding up.

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(f) Automatic Conversion.

(i) Each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price, at any time upon the affirmative election of the holders of at least a majority of the then outstanding shares of the Series A Preferred voting together as a single class on an as-if-converted to Common Stock basis.

(ii) Upon the occurrence of the events specified in Section 4(f)(i) above, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent and the holder thereof shall have all rights with respect to the Common Stock to be received regardless of the timing of the delivery of new stock certificates; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates and provides a surety bond with respect thereto. Upon the occurrence of such automatic conversion of any series of the Series A Preferred, the holders of such series of the Series A Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of such series of the Series A Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any dividends declared but unpaid thereon shall be paid in accordance with the provisions of Section 4(d).

(g) Fractional Shares. No fractional shares of Common Stock or Series A Preferred shall be issued upon conversion of any Series A Preferred. All shares of Common Stock (including fractions thereof) or Series A Preferred, as applicable, issuable in connection with the conversion of shares of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s or Series A Preferred’s fair market value as applicable (as determined in good faith by the Board) on the date of conversion.

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(h) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(i) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(j) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

(k) No Dilution or Impairment. The Company will not, by amendment of this Certificate of Designation or its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the shares of Series A Preferred against impairment.

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5. No Reissuance of Series A Preferred.

Any shares of Series A Preferred that are redeemed or otherwise acquired by the Company or any of its subsidiaries by reason or purchase, conversion, or otherwise shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Company nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred following redemption.

6. Waiver.

Any of the rights, powers, preferences and other terms of the Series A Preferred set forth herein may be waived on behalf of all holders of Series A Preferred by the affirmative written consent or vote of the holders of at least a majority of the then outstanding shares of Series A Preferred voting as a single class on an as-if-converted to Common Stock basis.

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EXHIBIT C

RESTRICTIVE LEGEND

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT OF 1933 AND/OR THE SECURITIES ACT OF ANY STATE HAVING JURISDICTION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ACTS.

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